Cell MedX Corp. Announces Signing of Definitive Agreement to Acquire Technology for Treating Diabetes and Related Ailments.

LAS VEGAS, NEVADA--(Marketwired – October 17, 2014) - Cell MedX Corp. (OTCBB:CMXC), (the “Company”) is  pleased to announce that on October 16, 2014, the Company entered into a Technology Purchase Agreement with Jean Arnett and Brad Hargreaves (collectively being the “Vendors”) to acquire a proprietary technology for treatment of diabetes and related ailments (the “Technology”). The Purchase Agreement replaces and supersedes the binding letter agreement dated August 29, 2014, pursuant to which the Vendors had previously agreed to grant to the Company exclusive worldwide license rights for the Technology.

Under the terms of the Purchase Agreement, the Vendors have agreed to sell to the Company all of their respective rights, title and interest in and to the Technology.  In exchange for the Technology, the Company has agreed to pay to the Vendors the sum of $100,000 and issue to the Vendors options for the purchase of up to 20,000,000 shares of the Company’s common stock in the aggregate, exercisable at a price of $0.05 per share (the “Options”).  The Options will be subject to certain vesting conditions and may not be exercised prior to vesting.

Closing of the purchase of the Technology is expected to take place no later than October 30, 2014, subject to the satisfaction of certain conditions precedent as set out in the Purchase Agreement

Further details on the terms and conditions of the Technology Purchase Agreement are available in the Form 8-K filed by the Company with Securities and Exchange Commission on October 17, 2014.

About Cell MedX Corp.: The Company was organized in the State of Nevada with the intent to acquire and develop mineral properties. On August 29, 2014, the Company signed a Letter Agreement to acquire exclusive rights to a proprietary technology for the treatment of diabetes and related ailments.

On behalf of the Board of Directors, Frank McEnulty, CEO of Cell MedX Corp.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects", "intends", "estimates", "projects", "anticipates", "believes", "could", and other similar words. In particular, closing of the transactions contemplated in Purchase Agreement is subject to the satisfaction of certain conditions precedent as further described in the Purchase Agreement.  There is no assurance that these conditions precedent will be satisfied or that the transactions set forth in the Purchase Agreement will complete as contemplated or at all.  Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that the Company files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

For further information please contact:
Cell MedX Corp.
(310) 508-9398